STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated October 1, 2013 (the “Purchase Agreement”), is by and between Brenton L. Saunders (“Purchaser”) and Forest Laboratories, Inc., a Delaware corporation (“Seller”).

A.           Seller and Purchaser are parties to a certain letter agreement dated as of September 11, 2013 (the “Letter Agreement”), pursuant to which, among other things, Purchaser agreed to purchase shares of Seller’s common stock, par value $0.10 per share (“Common Stock”) having an aggregated purchase price of $5,000,000 within six months of October 1, 2013 or as such period may be extended to take into account restrictions on Purchaser’s ability to purchase the Common Stock under applicable law (such shares of Common Stock, the “Required Shares”);

B.           In accordance with Seller’s governance policies, the Letter Agreement was approved by the members of Seller’s Board of Directors (the “Board”) other than Purchaser, and the Audit, Compensation, Nominating and Governance and Succession Planning Committees of the Board;

C.           Pursuant to the Letter Agreement, Purchaser may require Seller to sell to Purchaser some or all of the Required Shares, in each case at the then fair market value of the Common Stock; and

D.           Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Shares (as defined in Section 1(a)) upon the terms and subject to the conditions set forth in this Purchase Agreement.

NOW THEREFORE, in consideration of the mutual agreements, covenants, representations, and warranties contained in this Purchase Agreement, Purchaser and Seller agree as follows:

1.	PURCHASE AND SALE OF SHARES.

(a) Subject to the terms and conditions hereof, and in reliance upon the representations and warranties set forth herein, Seller hereby sells to Purchaser and Purchaser hereby purchases from Seller 116,172 shares of Common Stock (collectively, the “Shares” and each a “Share”) at a price per Share equal to the Fair Market Value (as defined in Section 6(a)), and for an aggregate purchase price of $5,000,042.88 (the “Purchase Price”). Payment of the Purchase Price shall be made within 24 hours of the date hereof by wire transfer of immediately available funds to the account specified by Seller in writing.

(b) The sale and purchase of Shares shall be effected by either Seller’s transfer and delivery of book-entry Shares to Purchaser via the Depository Trust Company system, or delivery to Purchaser of the Shares in certificated form, in each case, on or promptly after delivery by Purchaser to Seller of the Purchase Price.

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.

Seller represents and warrants to Purchaser that:

(a) Seller is a corporation validly existing and in good standing under the laws of the State of Delaware.

(b) Seller has authorized the execution, delivery and performance of this Purchase Agreement, and each of the transactions contemplated hereby. No other action is necessary to authorize such execution, delivery and performance, and upon such execution and delivery, this Purchase Agreement shall constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(c) No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over Seller is required for the execution, delivery or performance by Seller of its obligations hereunder, including without limitation the sale of the Shares.

(d) Neither the sale of the Shares nor the performance of Seller’s obligations hereunder will violate, conflict with, result in a breach of, or constitute a default (or an event that, with the giving of notice or the lapse of time, or both, would constitute a default) under (i) the certificate of incorporation, bylaws or other organizational documents of Seller; (ii) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body or arbitrator having jurisdiction over Seller or any of its assets or properties; or (iii) the terms of any material agreement to which Seller is a party or to which any of Seller’s properties is subject.

(e) Seller has good and marketable title to the Shares. The Shares are free and clear of any security interest, lien, claim or other encumbrance or any restriction on transfer, other than those imposed by the Securities Act and any state securities laws (collectively, “Encumbrances”), and will be transferred to Purchaser free of any Encumbrances.

(f) The sale of the Shares by Seller is not part of a plan or scheme to evade the registration requirements of the Securities Act. Neither Seller nor any Person acting on behalf of Seller has offered or sold any of the Shares by any means that would be deemed a “general solicitation” under the provisions of Regulation D of the Securities Act.

(g) Except for the representations and warranties contained above in this Section 2, Purchaser acknowledges and agrees that none of Seller or any Affiliates of Sellers nor any other Person has made or makes any other express, implied or statutory representation or warranty with respect to Purchaser’s acquisition of the Shares, including any representations or warranties as to Seller, its business, prospects, financial condition, operations or otherwise.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants to Seller that:

(a) Purchaser has the legal capacity to execute and deliver this Purchase Agreement and to consummate the transactions contemplated herein.

(b) Purchaser understands that the Shares will be “restricted securities” under the Securities Act and have not been registered under the Securities Act, nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations of Purchaser contained herein.

(c) Purchaser is familiar with the business and operations of Seller and has been given the opportunity to obtain from Seller all information that he has requested regarding its business plans, prospects, financial condition and operations. Purchaser acknowledges that Seller make no representation or warranty to Purchaser about Seller’s business, prospects, financial condition, operations or otherwise.

(d) Purchaser is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment contemplated by this Purchase Agreement; Purchaser is able to bear the economic risk of its investment in Seller (including a complete loss of his investment).

(e) Purchaser understands that he must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such securities is qualified under applicable state securities laws or an exemption from such qualification is available.

(f) Purchaser is acquiring the Shares solely for his own account for investment and not with a view toward the resale, Transfer, or distribution thereof, nor with any present intention of distributing the Shares. No other Person has any right with respect to or interest in the Shares to be purchased by Purchaser, nor has Purchaser agreed to give any Person any such interest or right in the future.

(g) Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement that would be deemed a “general solicitation” under the provisions of Regulation D of the Securities Act.

4.	COVENANTS OF THE PARTIES.

(a) Further Assurances. From and after the date hereof, each party shall execute all certificates, instruments, documents or agreements and shall take any other action which such party is reasonably requested to execute or take to further effectuate the transactions contemplated hereby.

(b) Best Efforts. Each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

(c) Legends. Purchaser acknowledges that any Shares received in (a) certificated form shall be required to bear a legend reflecting the restrictions on the transfer of such Shares under the Securities Act; and (b) book-entry form shall be required to contain a notation regarding such Shares being “restricted securities” under the Securities Act.

5.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

The respective agreements, representations, warranties and other statements made by or on behalf each party hereto pursuant to this Purchase Agreement shall remain in full force and effect, regardless of any investigation made by or on behalf of any party, and shall survive delivery of any payment for the Shares.

6.	MISCELLANEOUS.

(a) Definitions. As used in this Purchase Agreement, the following terms have the respective meaning set forth below:

(i) Affiliate: shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.

(ii) Fair Market Value: shall mean $43.04 per Share, which is the average of the high and low price of a share of Common Stock on the New York Stock Exchange on the date hereof.

(iii) Person: shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof or other entity or organization.

(iv) Securities Act: shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(v) Transfer: shall mean any sale, assignment, pledge, hypothecation, or other disposition or encumbrance.

(b) Governing Law; Jurisdiction. This Purchase Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State without regard to the principles of conflicts of law. Seller and Purchaser hereby agree and consent to be subject to the jurisdiction of the state and federal courts located in the State of New York in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Purchase Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 6(d), and further agrees not to assert that such party is not subject to the jurisdiction of the above-named courts or that any action brought in such jurisdiction has been brought in an inconvenient forum or that such venue is improper.

(c) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(c).

(d) Notices.

(i) All communications under this Purchase Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

(1) if to Purchaser, Forest Laboratories, Inc., 909 Third Avenue, New York, New York 10022, Attention: Brenton L. Saunders (facsimile: (212) 224-6740), or at such other address or facsimile number as Purchaser may have furnished Seller in writing (provided that notice of any change of address shall be effective only upon receipt thereof); and

(2) if to Seller, Forest Laboratories, Inc., 909 Third Avenue, New York, New York 10022, Attention: Corporate Secretary (facsimile: (212) 224-6740), or at such other address or facsimile number as Seller may have furnished Purchaser in writing (provided that notice of any change of address shall be effective only upon receipt thereof).

(ii) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

(e) Expenses. Whether or not the transactions contemplated by this Purchase Agreement are consummated, all costs and expenses incurred in connection with this Purchase Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

(f) Assignment; Parties in Interest. Neither this Purchase Agreement nor any of the rights, interests or obligations under this Purchase Agreement may be assigned or delegated, in whole or in part, whether by operation of law (including by merger, consolidation or any similar transaction) or otherwise by any of the parties, and any such purported assignment shall be null and void ab initio. Nothing in this Purchase Agreement, express or implied, is intended to confer upon any Person other than Purchaser or Seller any rights or remedies under or by reason of this Purchase Agreement.

(g) Entire Agreement; Amendment and Waiver. This Purchase Agreement, along with the Letter Agreement, constitutes the entire understanding of the parties hereto and supersedes all prior understandings among such parties. This Purchase Agreement may be amended, and the observance of any term of this Purchase Agreement may be waived, with (and only with) the written consent of Seller and Purchaser.

(h) Draftsmanship. Each of the parties hereto has been represented by its or his own counsel and acknowledges that it or he has participated in the drafting of this Purchase Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Purchase Agreement.

(i) Counterparts. This Purchase Agreement may be executed in one or more (delivery of which may occur via facsimile or as an attachment to an electronic mail message in “pdf” or similar format), each of which when executed shall be an original, but all of which shall constitute one and the same instrument.

(j) Section Headings. The headings of the sections and subsections of this Purchase Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Purchase and Sale to be duly executed by their respective authorized signatories as of the date first indicated above.

SELLER:

FOREST LABORATORIES, INC.

By:       /s/ Francis I. Perier, Jr.
Name:     Francis I. Perier, Jr.
Title:	Executive V.P. Finance & Administration and Chief Financial Officer

PURCHASER:

 /s/ Brenton L. Saunders
Name: Brenton L. Saunders